February 12, 1996





American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas  77019

          RE: Rule 24f-2 Notice of American General Life Insurance Company Separate Account A

               Registration Nos.   811-1491
                                   33-44744
                                   33-44745


Dear Sirs:

This opinion is furnished in connection with the filing by American General Life Insurance Company Separate Account A ("Separate Account A") of a Notice ("Notice") pursuant to Rule 24f-2 ("Rule") under the Investment Company Act of 1940 ("1940 Act") relating to the registration by American General Life Insurance Company ("American
General Life") and its Separate Account A of an indefinite amount of securities.

I have examined all corporate records of American General Life and such other documents and laws as I consider appropriate as the basis for the opinion expressed herein. On the basis of such examination, it is my opinion that:

1. American General Life is a corporation duly organized and validly existing under the laws of the State of Texas.

2. Separate Account A is an Account established and maintained by American General Life pursuant to the laws of the State of Texas, under which income, gains or losses, whether realized or unrealized, from assets allocated to Separate Account A, are, in accordance with the terms of certain variable annuity contracts ("Contracts"), credited to or charged against Separate Account A without regard to other income, gains or losses of American General Life.

3. Assets allocated to Separate Account A are owned by American General Life in connection with the Contracts and are not chargeable with liabilities arising out of any other business American General Life may conduct.



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American General Life Insurance Company
February 12, 1996
Page 2


4. The Contracts and the units of interest under the Contracts have been duly authorized by American General Life and, when sold in jurisdictions authorizing such sales, will constitute validly issued and binding obligations of American General Life in accordance with the terms of the Contract.


                               Yours truly,



                               /s/ Steven A. Glover
                               Associate General Counsel

SAG/cag


























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